SEVENTH AMENDMENT TO REVOLVING CREDIT
                     AND SECURITY AGREEMENT


     THIS SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this "Amendment") is made as of July 16, 2001, among SWANK, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for the Lenders described below (in such capacity, the "Agent") and as a Lender.

                      W I T N E S S E T H:

     A. Pursuant to the Revolving Credit and Security Agreement dated as of July 27, 1998, as amended by the Amendment to Revolving Credit and Security Agreement dated as of July 12, 1999, the Second Amendment to Loan Documents dated as of October 29, 1999, the Third Amendment to Revolving Credit and Security Agreement dated as of December 31, 1999, the Fourth Amendment to Loan Documents dated as of October 18, 2000, the Fifth Amendment to Revolving Credit and Security Agreement dated as of April 27, 2001, and the Sixth Amendment to Revolving Credit and Security Agreement dated as of June 8, 2001 (as further amended, supplemented or modified from time to time, the "Credit Agreement"), by and among the Borrower, the financial institutions and insurance companies which are now or which hereafter become a party thereto (collectively, the "Lenders" and individually a "Lender"), and the Agent, as agent for the Lenders, the Lenders agreed to make revolving credit loans to, and issue letters of credit for the account of, the Borrower upon the terms and conditions set forth therein.

    B.   PNC is currently the sole Lender.

    C. The Borrower, the sole Lender and the Agent have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.

     NOW,  THEREFORE,  in consideration of the premises  and  for
other   good   and  valuable  consideration,  the   receipt   and
sufficiency of which are hereby acknowledged, the Borrower, the sole Lender and the Agent agree as follows:

     1. Capitalized terms used in this Amendment shall have the same meanings given them in the Credit Agreement, unless otherwise defined herein.

     2. Section 1.2 of the Credit Agreement (previously amended in the Fourth Amendment to Loan Documents) shall be amended by this Amendment contemporaneously with the sale of Borrower's Women's Jewelry Business (as defined below) to change the definition of "Maximum Revolving Advance Amount" from "thirty million dollars ($30,000,000) at all other times subsequent to December 31, 2000" to "twenty-five million dollars ($25,000,000) at all times after the sale of the Women's Jewelry Business."

     3. Section 1.2 of the Credit Agreement shall be amended contemporaneously with the sale of the Women's Jewelry Business to delete the last paragraph of the definition of "Collateral" in its entirety and replace it with the following:

               "Notwithstanding  the  foregoing,  the
               term  "Collateral" shall  not  include
               (i) any property or assets contributed
               or  otherwise transferred to the Costa
               Rican  Venture from time  to  time  in
               accordance  with  the  terms  of  this
               Agreement,  (ii)  any  amount  due  to
               Borrower   in  respect  of  loans   or
               advances made by Borrower to the Costa
               Rican   Joint   Venture  (other   than
               prepayments   made   on   account   of
               products  to  be manufactured  by  the
               Costa   Rican   Joint   Venture    for
               Borrower)   from  time  to   time   in
               accordance  with other terms  of  this
               Agreement, and any contract rights  of
               Borrower   in  connection   therewith,
               (iii) the shares of capital stock  and
               other ownership interests in the Costa
               Rican Joint Venture owned by Borrower,
               (iv)  the License Agreements,  or  any
               right,   title  or  interest  therein,
               except  to the extent that such right,
               title   or   interest   is   expressly
               permitted  to be assigned by  Borrower
               thereunder,    (v)   life    insurance
               contracts,     including,      without
               limitation,  those listed on  Schedule
               1.2(b)  hereto, purchased by  Borrower
               on   the  lives  of  certain  of   its
               employees  to fund death benefits  for
               active  employees and  post-retirement
               death   benefits,   Borrower's    1987
               Deferred    Compensation   Plan    and
               Borrower's  1993 Deferred Compensation
               Plan,  as  well as any life  insurance
               contracts  subsequently  purchased  by
               Borrower  in  the ordinary  course  of
               business    pursuant   to   Borrower's
               existing  benefit  programs,  and  all
               cash  proceeds of such life  insurance
               contracts,   and  (vi)  all   of   the
               property  identified in Section  7  of
               the  Seventh  Amendment  to  Revolving
               Credit and Security Agreement as being
               released thereby."


     4. Borrower has notified Agent that Borrower has elected to sell certain assets of Borrower's Women's Jewelry Division ("Women's Jewelry Business") to K&M Associates LP ("Buyer") in July 2001, the sale of which was contemplated by Section 6.12 to the Credit Agreement (as added under the Fifth Amendment to Revolving Credit and Security Agreement). Borrower represents, warrants and agrees that, at the closing in which the sale of Borrower's Women's Jewelry Business is consummated, Borrower shall remit to Agent, by wire transfer, the amount of the gross proceeds of the sale of the Women's Jewelry Business, less the reasonable costs of (i) any broker's commissions payable with respect to such sale, (ii) applicable taxes and (iii) other direct expenses of the sale. Such amount shall be remitted by or on behalf of Seller to Agent and shall be applied by Agent to reduce the total of the Advances. It is expressly understood and agreed by Borrower that Borrower shall forward a letter signed by the CEO or CFO of Borrower setting forth the costs associated with the sale of the Women's Jewelry Business to Agent for Agent's review in advance of funding to confirm the reasonableness of the costs noted above funding from the gross proceeds as deductions against the gross proceeds of Agent's Collateral being released. Borrower also shall supply Agent with a copy of the closing statement from the sale of the Women's Jewelry Business from the closing.

     5. Section 6.12 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

               "Provided the conditions set forth  in
               the  Seventh  Amendment  to  Revolving
               Credit and Security Agreement are met,
               Agent  and the sole Lender consent  to
               the sale of Borrower's Women's Jewelry
               Business."

     6. The Borrower hereby releases any claims that Borrower has or could have had against the Agent and Lender with respect to the sale of the Women's Jewelry Business, the release of certain
Collateral arising out of or associated with the Women's Jewelry
Business, and the reduction in the Maximum Revolving Advance
Amount from thirty million dollars ($30,000,000) to twenty-five million dollars ($25,000,000).

     7. Under section 4.1 of the Credit Agreement, Borrower has granted Agent and Lender a security interest in the Collateral to secure prompt payment and performance of the Obligations. In furtherance of such grant, Borrower executed four original
Uniform Commercial Code Financing Statements (the "Original Financing Statements") in favor of Agent as follows: two UCC-1's filed with the Secretary of Commonwealth of the Commonwealth of Massachusetts on July 29, 1998 as Nos. 567647 and 567648; one UCC-1 filed with Attleboro City on August 13, 1998 as No. 354-K; and one UCC-1 filed with Taunton City on August 14, 1998 as No.
28872. In furtherance of its consent to the sale of Borrower's Women's Jewelry Division, Agent, for itself as Agent, for the sole Lender, and as "Secured Party" in the Original Financing Statements, hereby releases from the Collateral described in the Original Financing Statements all of the property as set forth below, whether now owned or hereafter acquired or created, and wherever located:

          (a) all Receivables arising out of or related to women's costume jewelry products under (i) the License Agreement effective as of January 1, 2000 (as amended and supplemented to date, the "Anne
Klein License Agreement") between Debtor and Anne Klein, a
Division of Kasper A.S.L., Ltd., (ii) the License Agreement effective August 15, 2000 (the "Guess License Agreement"), between Debtor and Guess Licensing, Inc. and (iii) women's costume jewelry private label programs of Sears Roebuck and Co.
(with regard to women's costume jewelry products under the trade name "Apostrophe") and Shopko Department stores (with regard to women's costume jewelry products under the trademarks "90 Park" and "Tivoli") (collectively the "Private Label Programs");

          (b) all manufacturing molds and models constituting Equipment used in the design and manufacture of women's costume jewelry under the Anne Klein License Agreement, the Guess License
Agreement and the Private Label Programs;

          (c) all Inventory (including, without limitation, finished goods, supplies, labels and sales and promotional materials and brochures) relating to women's costume jewelry products under the Anne Klein License Agreement, the Guess License Agreement and the Private Label Programs, including all such Inventory on order or in transit;

          (d) all General Intangibles relating to women's costume jewelry products under the Anne Klein License Agreement, the Guess License Agreement and the Private Label Programs;

          (e) all of Borrower's right, title and interest in and to (i) its goods and other property, including, without limitation, merchandise, returned or rejected by Customers, relating to or securing any of the Receivables set forth in paragraph (a) of this Section 7; (ii) all of Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lien or, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase relating to the items set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 7,
(iii) all additional amounts due to Borrower from any Customer relating to the Receivables set forth in paragraph (a) of its schedule; (iv) other property, including warranty claims, relating to the items set forth in (a), (b), (c), (d) and (e) of this Section 7; (v) all of Borrower's contact rights, rights of payment which have been earned under a contract rights, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money, securities and investment property relating to the items set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 7; (iv) if and when obtained by Borrower, all property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of the Receivables set forth in paragraph (a) of this
Section 7; and (vii) any other goods or property now owned or hereafter acquired with respect to the items of property set forth in (a), (b), (c), (d) or above in (e) of this Section 7 in which Borrower has expressly granted a security interest or may in the future grant a security interest to the Secured Party under the Credit Agreement or under any Other Documents, or in any amendment or supplement thereto.

          (f) all proceeds and products of the items set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 7 in whatever form.

     Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Original Financing Statements. Agent agrees that the Collateral as described above that is being released is being released from the grant of security interest as set forth in the Credit Agreement and the various original UCC-1 financing statements filed against such Collateral in various jurisdictions. Agent authorizes the filing in Delaware of in lieu financing statements under the Revised Article 9 of the Uniform Commercial Code ("Revised
Article 9") and agrees to execute UCC-3 partial releases (or its equivalent under Revised Article 9) prepared by Borrower or its counsel comparable to the UCC-3 partial releases being provided for the Massachusetts UCC-1 financing statements to the extent reasonably necessary to release the Collateral in Delaware, and in other jurisdictions where UCC-1 financing statements have been filed against such Collateral. No Collateral other than as described in this Section 7 is being released under this Amendment by Agent.

     8. In order to induce the sole Lender and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

          (a)  after giving effect to the sale of Borrower's
Women's Jewelry Business and complying with the provisions of this Amendment, no Default or Event of Default has occurred and is continuing;

          (c) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

          (d) the Credit Agreement and each of the Other Documents to which the Borrower is a party, after giving effect to this Amendment and the transactions contemplated hereby, continue to be in full force and effect and to constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and

          (e) the representations and warranties made by the Borrower in or pursuant to the Credit Agreement or any Other Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are each true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

     8. This Amendment shall become effective as of the date above upon receipt by the Agent of two (2) copies of this Amendment executed by the Borrower.

     9. The Borrower hereby confirms that, except as expressly released hereby, all liens granted on the Collateral shall continue unimpaired and in full force and effect.

     10. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     11. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to the conflicts of law rules that would defer to the substantive laws of another jurisdiction. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent, and their respective successors and permitted assigns.

     12. From and after the effectiveness hereof, all references to the Credit Agreement in the Other Documents shall mean the Credit
Agreement as amended and modified by this Amendment.

     13. Except as amended and otherwise modified by this Amendment, the Credit Agreement and the Other Documents shall remain in full force and effect in accordance with their respective terms.
Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of the Credit Agreement or any Other Document, a waiver of any Default or Event of Default thereunder, or a waiver or release of any of the Agent's or any Lender's rights or remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial and other provisions of Section 12.3 of the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ATTEST:                          SWANK, INC.

                                 By: /s/ John Tulin

                                 Name: John Tulin

                                 Title:  President



                                 PNC  BANK, NATIONAL ASSOCIATION,
                                 as Lender and as Agent

                                 By: /s/ Arthur V. Lippens

                                 Name:  Arthur V. Lippens

                                 Title:  Vice President